Exhibit 99.1

J2 Global Announces Proposed Private Offering of $1,200,000,000 Senior Notes

LOS ANGELES – October 1, 2020 - J2 Global, Inc. (NASDAQGS:JCOM) (“J2 Global”) today announced that it intends to offer, subject to market conditions and other factors, $1,200,000,000 aggregate principal amount of its senior notes due 2030 in a private offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

The notes will be senior unsecured obligations of J2 Global and are to be guaranteed on an unsecured basis by certain of J2 Global’s existing and future domestic subsidiaries. The interest rate and certain other terms of the notes will be determined at the time of pricing of the offering.

J2 Global expects to use a portion of the net proceeds from the offering of the notes to redeem the existing $650 million aggregate principal amount of 6.0% senior notes due 2025 of J2 Global’s wholly-owned subsidiaries, j2 Cloud Services, LLC and j2 Cloud Co-Obligor, Inc. J2 Global expects to use the remainder of the net proceeds from the offering for general corporate purposes, which may include acquisitions and the repurchase or redemption of other outstanding indebtedness.

Neither the notes, nor the related guarantees, have been nor will be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States except pursuant to applicable exemption from the registration requirements. The notes and the related guarantees are to be offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States only to non-U.S. persons pursuant to Regulation S.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the proposed senior notes offering. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including market and other conditions and, with respect to the proposed use of proceeds, the availability of acquisition targets on acceptable terms or at all. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors described in J2 Global’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time by J2 Global with the SEC. Although management’s expectations may change after the date of this press release, J2 Global undertakes no obligation to revise or update these statements.

This press release does not constitute a notice of redemption of the 6.0% senior notes due 2025 of J2 Global’s wholly-owned subsidiaries, j2 Cloud Services, LLC and j2 Cloud Co-Obligor, Inc.

J2 Global, Inc.

Rebecca Wright

800-577-1790

press@j2.com